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                                                                    Exhibit J(1)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for the Institutional Class, Investment Class, Adviser Class, Stable Value Investment Class and Advisory Portfolios Prospectuses of Morgan Stanley Institutional Fund Trust and "Independent Auditors" and "Financial Statements" in the Morgan Stanley Institutional Fund Trust Statement of Additional Information in Post-Effective Amendment No. 59 to the Registration Statement (Form N-1A, No 2-89729) of Morgan Stanley Institutional Fund Trust.

We also consent to the incorporation by reference of our reports dated November 15, 2002 on the financial statements and financial highlights of the Equity Portfolio, Mid Cap Growth Portfolio, U.S. Mid Cap Core Portfolio (formerly Mid Cap Value Portfolio), Small Cap Growth Portfolio, U.S. Small Cap Core Portfolio (formerly Small Cap Value Portfolio), Strategic Small Value Portfolio, Value Portfolio, Core Plus Fixed Income Portfolio (formerly, Fixed Income Portfolio), Investment Grade Fixed Income Portfolio (formerly, Fixed Income II Portfolio), U.S. Core Fixed Income Portfolio (formerly, Domestic Fixed Income Portfolio), Cash Reserves Portfolio, High Yield Portfolio, Intermediate Duration Portfolio, International Fixed Income Portfolio, Limited Duration Portfolio, Municipal Portfolio, Balanced Portfolio, Multi-Asset-Class Portfolio, Advisory Foreign Fixed Income Portfolio, Advisory Foreign Fixed Income II Portfolio and Advisory Mortgage Portfolio (twenty-one of the portfolios comprising Morgan Stanley Institutional Fund Trust).

                                                ERNST & YOUNG LLP

Boston, Massachusetts
January 27, 2003